UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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☐	Definitive Proxy Statement

☐	Definitive Additional Materials
☒	Soliciting Material Pursuant to §240.14a-12

The Midland Company

(Name of Registrant as Specified In Its Charter)

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Below is a communication made available to all employees of The Midland Company (the “Company” or “Midland”) by posting in the Company’s newsletter to all associates on February 1, 2008.

A.M. Best Upgrades Munich Re America’s Financial Strength Rating to “A+” (Superior); Rating to Align with Munich Re—Outlook Stable January 30, 2008—Considering Munich Re America to be fully integrated with the Munich Re Group, A.M. Best announced today that the financial strength ratings of the Munich Re America Group (Munich Reinsurance America, AAIC and PESLIC) have been upgraded to “A+” (Superior) from “A” (Excellent). In addition to the significant level of parental support that Munich Re provides MRAm, A.M. Best also noted MRAm’s enhanced returns, substantial improvement in risk-adjusted capitalization and continued progress in operational and risk management controls as factors contributing to the upgrade. MRAm is now considered “core” or “integral” to the Munich Re Group by all the major rating agencies and, as a result, carries the same rating as Munich Re from each agency. MRAm’s ratings put us in the top tier of reinsurers recognized for very strong security.

Commenting on the upgrade by A.M. Best, Tony Kuczinski said “this announcement by A.M. Best strongly affirms the great work completed by all of you over the past few years in more closely aligning MRAm with the Munich Re Group. It will also further the momentum that we have built in implementing the Munich Re Group’s U.S. Strategy.”

Important Merger Information

This communication may be deemed to be solicitation material in respect of the proposed acquisition of Midland by Munich Re. In connection with the proposed acquisition, Midland intends to file a proxy statement on Schedule 14A with the Securities and Exchange Commission, or SEC, and Midland intends to file other relevant materials with the SEC. Shareholders of Midland are urged to read all relevant documents filed with the SEC when they become available, including Midland’s proxy statement, because they will contain important information about the proposed transaction, Midland and Munich Re. A definitive proxy statement will be sent to holders of Midland stock seeking their approval of the proposed transaction. This communication is not a solicitation of a proxy from any security holder of Midland.

Investors and security holders will be able to obtain the documents (when available) free of charge at the SEC’s web site,
http://www.sec.gov. In addition, Midland shareholders may obtain free copies of the documents filed with the SEC when available by contacting Midland’s Chief Financial Officer, Todd Gray, at 513-943-7100.

Such documents are not currently available. You may also read and copy any reports, statements and other information filed by Midland or Munich Re with the SEC at the SEC public reference room at 100 F Street, N.E. Room 1580, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 or visit the SEC’s website for further information on its public reference room.

Participants in the Solicitation

Munich Re and its directors and executive officers, and Midland and its directors and executive officers, may be deemed to be participants in the solicitation of proxies from the holders of Midland common stock in respect of the proposed transaction. Information about the directors and executive officers of Midland is set forth in Midland’s proxy statement which was filed with the SEC on March 23, 2007. Investors may obtain additional information regarding the interest of Munich Re and its directors and executive officers, and Midland and its directors and executive officers in the proposed transaction by reading the proxy statement regarding the acquisition when it becomes available.